PRESS RELEASE

www.inhibitex.com

CONTACTS:
Inhibitex, Inc.
Russell H. Plumb	Lilian Stern (investors)	Kathryn Morris (media)
Chief Financial Officer	Stern Investor Relations, Inc.	KMorrisPR
(678) 746-1136	212.362.1200	845.635.9828
Rplumb@inhibitex.com	Lilian@sternir.com	Kathryn@kmorrispr.com

FOR IMMEDIATE RELEASE

INHIBITEX INITIATES ENROLLMENT IN PIVOTAL PHASE III TRIAL
FOR VERONATE®

ATLANTA, Georgia – June 30, 2004 – Inhibitex, Inc. announced today that it has initiated enrollment in its pivotal Phase III clinical trial for Veronate®, a novel antibody-based investigational drug being developed to prevent hospital-associated infections in very low birth weight infants.

The primary endpoint of the trial is to demonstrate efficacy in the prevention of hospital-associated infections due to Staphylococcus aureus (S. aureus) in very low birth weight infants that weigh between 500 and 1,250 grams at birth. Secondary end points of the trial include a reduction in the frequency of hospital-associated infections due to Candida species (fungus) and Coagulase-negative staphylococci, and a reduction in the mortality rate among these high-risk infants.

“We are pleased to have started this pivotal trial ahead of schedule and are encouraged by the receptivity we are experiencing within the neonatology community,” stated William D. Johnston, president and chief executive officer. “To date, we have initiated 14 sites and have approximately 70 other neonatology intensive care units (NICU) engaged in various stages of the initiation process. We believe this high level of enthusiasm for our Phase III trial is a result of the strength of the data we observed in our Phase II study and the neonatologists’ recognition of this significant, unmet clinical need.”

“The prevention of hospital-associated infections is a major challenge to the care of very premature infants, many whom must remain in the neonatal intensive care unit for months,” commented Whit Walker, M.D., FAAP; Clinical Assistant Professor, Division of Neonatology, Greenville Hospital System a primary investigator for the study. He added, “New strategies to reduce the health care burden of staphylococcal and Candida infections in these infants are urgently needed.”

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While in the neonatal intensive care unit, up to one-half of very low birth weight infants that weigh less than 1,250 grams at birth will acquire an infection, the majority of which are caused by staphylococcal and Candida organisms. In addition to increasing their mortality rate, hospital-associated infections have also been shown to extend a very low birth weight infant’s already lengthy stay in the neonatal intensive care unit by an average of 19 days.

About Inhibitex

Inhibitex, Inc., headquartered in Alpharetta, Georgia, is a biopharmaceutical company focused on the discovery, development and commercialization of antibody-based products for the prevention and treatment of serious, life-threatening infections. The Company currently has five drug development programs, all of which are based on its proprietary MSCRAMM® protein platform technology. The Company’s most advanced product candidate is Veronate®. The Company is also developing Aurexis®, a humanized monoclonal antibody, which is currently being evaluated, in combination with antibiotics, in a Phase II clinical trial for the treatment of serious S. aureus bloodstream infections. The Company has retained all world-wide rights to both of these product candidates. The Company’s three preclinical programs include a partnership with Wyeth to develop staphylococcal vaccines.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than those of historical facts, included in this press release regarding our strategy, anticipated clinical or regulatory status, future operating performance, business prospects, plans or objectives of management are forward-looking statements. Such statements are subject to many factors, risks and uncertainties, which may cause actual results to differ materially from those referred to or anticipated in such statements. These risks are described in greater detail in the “Risk Factors” section our prospectus, which forms part of the registration statement on Form S-1, which was declared effective by the Securities and Exchange Commission on June 3, 2004.

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